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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2008, relating to the financial statements and financial highlights of the funds comprising The Select Sector SPDR Trust, which are included in the September 30, 2008 Annual Report to Shareholders of The Select Sector SPDR Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information", "Financial Highlights" and "Counsel and Independent Registered Public Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2009